VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

August 22, 2024

Re:	Invesco DB Multi-Sector Commodity Trust

Invesco DB Agriculture Fund

Registration Statement on Form S-3 (Registration Nos. 333-280604 and 333-280604-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust and Invesco DB Agriculture Fund hereby request acceleration of the effective date of the Registration Statement on Form S-3 (Registration Nos. 333-280604 and 333-280604-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on August 26, 2024, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Brian Hartigan
		Title:	Principal Executive Officer

Invesco DB Agriculture Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Brian Hartigan
		Title:	Principal Executive Officer

*By:
/s/ Adam Henkel
	Name:	Adam Henkel
	Title:	Attorney-in-fact